Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8  pertaining to the Radware Ltd. Key Employee Share Incentive Plan (1997) as amended and restated, of our reports dated April 21, 2016, with respect to the consolidated financial statements of Radware Ltd. and its subsidiaries, and the effectiveness of internal control over financial reporting of Radware Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kassierer
Tel-Aviv, Israel	Kost, Forer, Gabbay & Kassierer
July 21, 2016	A Member of Ernst & Young Global